SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Expedia, Inc.

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[LOGO OF EXPEDIA, INC.]

Dear Shareholders:

As previously announced, a special meeting of Expedia, Inc. shareholders will be held on Friday, August 8, 2003, at 10:00 a.m. local time. This letter is to notify you that the location of the meeting has changed. The meeting will now be held at:

The Woodmark Hotel
1200 Carillon Point
Kirkland, Wash. 98033

The special meeting is being held to consider a proposal to approve the Agreement and Plan of Merger, dated as of March 18, 2003, by and among USA Interactive (now InterActiveCorp), Equinox Merger Corp., a wholly owned subsidiary of InterActiveCorp, and Expedia, and the transactions contemplated thereby.

Holders of record of shares of Expedia common stock and Expedia Class B common stock at the close of business on June 25, 2003 will be entitled to vote at the special meeting.

A proxy and information statement/prospectus was mailed on or about July 11, 2003, to holders of Expedia common stock, Expedia Class B common stock, and publicly traded Expedia warrants. The proxy and information statement/prospectus contains important information regarding the proposed merger, Expedia, and InterActiveCorp. Holders of Expedia common stock and Expedia Class B common stock should read the proxy and information statement/prospectus carefully.

As explained in the proxy and information statement/prospectus, the Expedia board of directors recommends you vote FOR the proposal.

Sincerely,

Expedia, Inc.

Additional Information

This letter relates to the proposed business combination between InterActiveCorp and Expedia, Inc. The proposed transaction is described in more detail in the proxy and information statement/prospectus dated July 9, 2003. You are advised to read the proxy and information statement/prospectus because it contains important information. You can obtain a copy of the proxy and information statement/prospectus free of charge, and other relevant documents filed with the SEC, from the SEC’s website at www.sec.gov. The proxy and information statement/prospectus and other documents also will be provided upon request by mail or telephone to Expedia, Inc., Attn: Investor Relations, 13810 Eastgate Way, Suite 400, Bellevue, Washington 98005, (425) 564-7233.